Exhibit 99.2

Dear All,

This morning, we announced that Verve has entered into a definitive agreement to be acquired by Eli Lilly and Company (“Lilly”). Lilly shares our determination and dedication to transform the treatment of cardiovascular disease, and we believe Lilly’s global research, clinical, regulatory and commercial capabilities will help to accelerate the development of our medicines. We will be even stronger positioned to bring our medicines to patients worldwide and address the significant unmet medical needs in this space.

The news release we issued is attached for your reference and here: https://investor.lilly.com/news-releases/news-release-details/lilly-acquire-verve-therapeutics-advance-one-time-treatments.

Today’s announcement is a testament to the remarkable value all of us have created together. I am extremely grateful to be part of the Verve team, and I am constantly reminded of the outstanding contributions our company has made to move gene editing forward and create what could possibly be transformational treatment options for patients with cardiovascular disease.

Through our collaboration on multiple programs with Lilly, I’ve had the pleasure of getting to know several members of Lilly’s team, including its chief scientific officer, Dan Skovronsky, and Ruth Gimeno, its group vice president, diabetes, obesity and cardiometabolic research and early clinical development. We have spoken at great length about Verve and our commitment to patients and delivering innovative medicines. I am convinced that the team at Lilly shares this commitment and will build on our continued efforts to bring revolutionary new treatment options to patients with cardiovascular disease. In addition, I believe that Lilly’s global capabilities, complementary cardiometabolic pipeline, and track record of clinical development and global commercialization will make it easier for us to move our products forward, especially given today’s challenging environment.

Our board of directors evaluated the transaction in a thoughtful and deliberate manner with its financial advisors, including a thorough negotiation and a close review of our company’s outlook, and believes that combining our company with Lilly is in the best interests of all our shareholders.

We will host an all company meeting today at 10 a.m. ET, which will be held at Verve’s sixth-floor cafeteria at 201 Brookline Avenue. If you are unable to attend in person, you can log in to the Zoom meeting at [LINK].

For now, it is business as usual at Verve. The next step is for Lilly to launch its tender offer. Once a majority of our outstanding shares are tendered to Lilly, and the other conditions of the transaction are satisfied, Lilly will close its tender offer and acquire our remaining outstanding shares in a merger that will not require a separate shareholder vote. Until the transaction closes, which we expect to happen in the third quarter of this year, Verve and Lilly will continue to operate as two separate companies.

It’s natural to have questions about what today’s announcement means for you. We will do our best to answer what we can now, and expect to keep you updated on important developments throughout the process. In the meantime, I ask that you continue to stay focused on supporting Verve’s corporate initiatives and progressing our programs forward for patients with cardiovascular disease.

Today’s announcement may generate interest from the media and other third parties. If you receive any outside inquiries, please do not discuss any information with them, but instead refer them to Jen Robinson.

Thank you again for your outstanding work and dedication. I am honored to lead such a talented group of professionals and am so proud of what we have accomplished together.

Additional Information and Where to Find It

The tender offer (the “Offer”) for all of the issued and outstanding shares of the Company’s common stock, par value $0.001 per share (“Shares”) has not yet commenced. This filing is for informational purposes only, is not a recommendation and is neither an offer to purchase nor a solicitation of an offer to sell any securities, nor is it a substitute for the Offer materials that Eli Lilly and Company (“Parent”) and Ridgeway Acquisition Corporation (“Purchaser”) will file with the Securities and Exchange Commission upon commencement of the Offer. A solicitation and offer to buy Shares will only be made pursuant to the Offer materials that Parent and Purchaser intend to file with the Securities and Exchange Commission. At the time the Offer is commenced, Parent and Purchaser will file Offer materials on Schedule TO with the Securities and Exchange Commission, and the Company will file a solicitation/recommendation statement on Schedule 14D-9 (the “Solicitation/Recommendation Statement”) with the Securities and Exchange Commission with respect to the Offer. THE OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED ACQUISITION AND THE PARTIES THERETO. INVESTORS AND STOCKHOLDERS OF THE COMPANY ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE (AND EACH AS IT MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME) BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT INVESTORS AND STOCKHOLDERS OF THE COMPANY SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES IN THE OFFER. The Offer materials (including the Offer to Purchase and the related Letter of Transmittal), as well as the Solicitation/Recommendation Statement, will be made available to all investors and stockholders of the Company at no expense to them at the Company’s website at www.vervetx.com and (once they become available) will be mailed to the Company’s stockholders free of charge. The information contained in, or that can be accessed through, the Company’s website is not a part of, or incorporated by reference herein. The Offer materials (including the Offer to Purchase and the related Letter of Transmittal), as well as the Solicitation/Recommendation Statement, will also be made available for free on the Securities and Exchange Commission’s website at www.sec.gov. In addition to the Offer to Purchase, the related Letter of Transmittal and certain other Offer documents, as well as the Solicitation/Recommendation Statement, Parent and the Company file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read any reports, statements or other information filed by Parent and the Company with the Securities and Exchange Commission for free on the Securities and Exchange Commission’s website at www.sec.gov.

Cautionary Note Regarding Forward Looking Statements

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties, including statements regarding the proposed acquisition of the Company by Parent, potential contingent consideration amounts and terms, the anticipated occurrence, manner and timing of the proposed tender offer and the closing of the proposed acquisition. All statements, other than statements of historical facts, contained in this communication, including statements regarding the Company’s strategy, future operations, future financial position, prospects, plans and objectives of management, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any forward-looking statements are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in, or implied by, such forward-looking statements. These risks and uncertainties include, but are not limited to, the proposed acquisition of the Company; risks associated with the Company’s limited operating history; the Company’s ability to timely submit and receive approvals of regulatory applications for its product candidates; advance its product candidates in clinical trials; initiate, enroll and complete its ongoing and future clinical trials on the timeline expected or at all; correctly estimate the potential patient population and/or market for the Company’s product candidates; replicate in clinical trials positive results found in preclinical studies and/or earlier-stage clinical trials of VERVE-101, VERVE-102, and VERVE-201; advance the development of its product candidates under the timelines it anticipates in current and future clinical trials; obtain, maintain or protect intellectual property rights related to its product candidates; manage expenses; raise the substantial additional capital needed to achieve its business objectives; filings and approvals relating to the proposed acquisition of the Company; prospective benefits of the proposed acquisition of the Company; the expected timing of the completion of the proposed acquisition of the Company; uncertainties as to the timing of the Offer and the completion of the proposed acquisition of the Company; uncertainties as to how many of the Company’s stockholders will tender their Shares in the Offer; the fact that the completion of the proposed acquisition requires antitrust clearance and the satisfaction of other closing conditions not within the Company’s control and which may not be satisfied or waived; the risk that the proposed acquisition is not consummated in a timely manner or at all; the effects of the proposed acquisition (or the announcement thereof) on the trading price of the Company’s Common Stock; the effect of the proposed acquisition and the public announcement of the proposed acquisition on the Company’s operations and the Company’s relationships with suppliers, business partners, management and employees; the Company’s ability to attract and retain key personnel or other employees; the risk that the proposed acquisition of the Company may divert management’s attention from ongoing business or delay or prevent the Company from undertaking business opportunities that may arise prior to the completion of the proposed acquisition of the Company or any other action the Company would otherwise take with respect to the operations of the Company; changes in the Company’s business during the period between announcement and closing of the proposed acquisition; any legal proceedings that may be instituted related to the proposed acquisition; and other important factors, any of which could cause the Company’s actual results to differ from those contained in the forward-looking statements. For a discussion of other risks and uncertainties, see the “Risk Factors” section, as well as discussions of potential risks, uncertainties and other important factors, in the Company’s most recent filings with the Securities and Exchange Commission and in other filings that the Company makes with the Securities and Exchange Commission in the future. In addition, the forward-looking statements included in this communication represent the Company’s views as of the date hereof and should not be relied upon as representing the Company’s views as of any date subsequent to the date hereof. The Company anticipates that subsequent events and developments will cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so.